Exhibit 10.1

DELIVERED ELECTRONICALLY                             July 22, 2024

Douglas Krulik
RE:    Offer of Employment

Dear Mr. Krulik:

We appreciate your interest in PetMed Express, Inc. (the “Company”). On behalf of the Company, I am pleased to present you with this offer of employment. We are offering you the full-time position of Title of Chief Accounting Officer, reporting to Sandra Campos, President & Chief Executive Officer. Your employment will be based in the Company’s Delray Beach, FL office where you will be expected to have regular attendance of at least three (3) days per week subject to future revision by the Company. This offer is contingent upon successful completion of both the background check and pre-employment drug screening. This offer of employment will expire in three (3) business days.

We anticipate that your start date will be on or about 12-AUG-2024.

Also, as we discussed, your compensation is described on the attached exhibit, entitled “Compensation Structure.”

As an employee at the Company, you are also entitled to participate in the Company’s employee benefit plans or programs (if any) to the extent you are eligible to participate under the specific plan’s provisions. Such plans and programs currently include, but are not limited to, the following:

Medical Insurance                Company Sponsored 401(k)
Dental Insurance                Voluntary Life Insurance
Vision Insurance                Voluntary Spouse & Dependent Insurance
Voluntary Short-Term Disability             Flexible Spending Accounts – Medical & Dependent
Voluntary Long-Term Disability            PetMeds Employee Discount

Medical, dental, & vision coverages on the first day of employment. You will become eligible for FSA, Short Term & Long-Term Disability and Life Insurance coverages on the first of the month following thirty (30) days of employment. Employees are eligible to participate in the 401(k) program after ninety (90) days of employment. These benefits are governed by the rules of each policy. The Company policies and benefit plans, which may be modified at the Company’s discretion in the future, describe what contributions, if any, are made to the plans on the employee’s behalf.

In addition to the foregoing benefits, you are eligible for Flexible Paid Time Off as in accordance with the policy.

The terms of your employment will be governed by the policies and procedures outlined in the Company’s Employee Handbook. Your employment with the Company is “at-will”, which means that either you or the Company may terminate the employment relationship at any time. While we have outlined the general benefits and terms of the employment relationship in this letter, this letter is not a contract of employment for any specified period of time and should not be construed as such.

As a condition of your employment, you will be required to sign the Company’s standard Non-Disclosure, Non-Solicitation, Non-Compete and Work For Hire Agreement which is enclosed. As required by federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

By signing this offer of employment letter, you confirm that (i) you are not bound by any covenant, contract, agreement or other legal obligations that would prohibit or restrict you in any manner from performing your duties for the Company, and you are not aware of any presently existing fact, circumstance or event which would prohibit or restrict you from providing to the Company the services contemplated by this letter of agreement, and (ii) you will not disclose to or use on behalf of the Company any proprietary information of a third party without that party’s written consent.

In order to accept this offer of employment letter, you will need to sign and return this letter along with the signed original(s) of the document(s) listed below:

Background Screening Authorization Form
Drug Screening Authorization Form

We look forward to building our relationship with you and ask you to confirm your acceptance of this offer by signing below and returning a signed copy to us by 25-JUL-2024. Should you have any questions regarding the documents you need to return to accept this offer of employment, please do not hesitate to contact me at your earliest convenience.

Very truly yours,

/s/ Sandra Y. Campos
Sandra Y. Campos
President & Chief Executive Officer

I hereby accept the offer of employment stated in this letter.

/s/ Doug Krulik                 7/23/2024_
Douglas Krulik             Date

Compensation Structure

Base Annual Salary:    $300,000

You will be paid on a bi-weekly frequency in accordance with the Company’s standard payroll practice for employees and subject to applicable withholding taxes.

The position is an Exempt position and is not eligible for overtime pay in accordance with the company policy.

Restricted Stock
Following your date of hire, you will be eligible to be granted an award of 40,000 restricted stock units (“RSUs”) under the Company’s 2022 Employee Equity Compensation Plan. Such RSUs shall vest in equal one-third increments on each of the first three (3) anniversaries of the grant date, subject to your continued employment by the Company on each such vesting date, and such RSUs shall otherwise be granted pursuant to, subject to, and in accordance with the Company’s standard form of RSU Award Agreement (including the termination and forfeiture terms set forth therein) and the 2022 Employee Equity Compensation Plan.

You will be eligible for future annual RSU or other equity grants, in the discretion of the Board of Directors of Compensation Committee thereof, which may be comprised of a combination of restricted stock, RSUs, restricted performance stock, and/or performance stock units. The performance under restricted performance stock or performance stock units will, if applicable, be determined in a future agreement and will be in accordance with the policy set forth at that time.

Severance
If the Company terminates your employment other than for cause within your first full year of employment, you will be entitled to six (6) months of severance pay at your base salary at the time of your termination. “Cause” shall mean (a) committing or participating in an act of fraud, neglect, misrepresentation, embezzlement or dishonesty against the Company; (b) committing or participating in any other act or omission wantonly, willfully, recklessly or in a manner which was negligent against the Company; (c) engaging in a criminal enterprise involving moral turpitude; (d) conviction for a felony under the laws of the United States or any state thereof; (e) loss of any state or federal license required for you to perform your material duties or responsibilities for the Company. This severance clause will expire at the end of your first year of employment.

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